Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Fauquier Bankshares, Inc. Registration Statements (Form S-8 No. 333-100539, Form S-3D No. 333-115681, Form S-8 No. 333-122532, and Form S-8 No. 333-161467) of our report dated March 29, 2018 related to the consolidated balance sheet of Fauquier Bankshares, Inc. and Subsidiaries (the “Company”) as of December 31, 2017, and the related consolidated statements of operations, comprehensive income(loss), changes in shareholders' equity, and cash flows for the year ended December 31, 2017 and the related notes appearing in Item 8 of this Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2017.

/s/ Brown, Edwards & Company, L.L.P.
BROWN, EDWARDS & COMPANY, L.L.P.

Harrisonburg, Virginia
March 29, 2018